Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR FIRST QUARTER 2010

•	Revenue of $1.2 billion, a decline of 3% year-over-year.

•	EBITDA increased $42 million, excluding unusual items.

•	EBITDA margin improved by more than three percentage points versus 2009, excluding unusual items.

•	Pretax loss of $66 million, including debt extinguishment costs.

Parsippany, N.J., May 3, 2010 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its first quarter, which ended March 31, 2010. The Company had revenue of $1.2 billion, a decrease of 3% versus first quarter 2009, and a pretax loss of $66 million, including a $40 million expense related to the early extinguishment of corporate debt.

Excluding unusual items, first quarter EBITDA was $39 million and pretax loss was $25 million, compared with an EBITDA loss of $3 million and a pretax loss of $63 million in the prior year first quarter.

“Our price increases and cost-saving initiatives allowed us to grow our EBITDA and margins in the first quarter as we continued our focus on profitable rental transactions and keeping our fleet size in line with demand,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Importantly, each of our operating segments reported a year-over-year improvement in EBITDA, and volume comparisons strengthened each month during the quarter and again in April, led by an improvement in business travel. We continue to be optimistic about our earnings potential for the year.”

Executive Summary

In the first quarter, total car rental revenues decreased 4% year-over-year, driven primarily by a 12% decrease in rental days offset by an 7% increase in average daily rate. Both commercial and leisure rentals contributed positively to the gain in average daily rate. In addition, domestic ancillary revenue increased 12% in the quarter on a per-rental-day basis. Excluding the effects of foreign currency, average daily rate increased 3%.

Our car depreciation costs decreased 17% due to a 7% reduction in per-unit depreciation costs and an 11% decline in our average fleet. Excluding gas, other operating expenses decreased 40 basis points to 51.4% of revenue, principally reflecting cost-saving and productivity improvement initiatives. Selling, general and administrative costs declined $4 million compared to the prior year, excluding the effects of foreign currency, reflecting cost savings and productivity improvements.

Business Segment Discussion

The following discussion of first quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2010	2009	% change
Revenue	$880	$960	(8%)
EBITDA	$16	$(11)	NM

Revenue declined 8% primarily due to a 13% decrease in rental days, partially offset by a 3% increase in average daily rate. Despite the decline in rental volumes, EBITDA increased $27 million as a result of higher pricing, a 10% decrease in per-unit depreciation costs, and our cost-saving initiatives. In addition, ancillary revenues grew 12% on a per-rental-day basis. EBITDA includes $1 million of restructuring costs in first quarter 2010 compared with $5 million in first quarter 2009.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2010	2009	% change
Revenue	$201	$164	23%
EBITDA	$29	$19	53%

Revenue increased 23% primarily due to a 36% increase in average daily rate and a 10% decrease in rental days. Excluding the benefit of foreign exchange, average daily rate increased 8%. EBITDA increased 53% year-over-year primarily due to a $7 million favorable impact from exchange rates, improved pricing and lower per-unit depreciation costs on a constant-currency basis.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2010	2009	% change
Revenue	$71	$70	1%
EBITDA	$(4)	$(10)	NM

Truck rental revenue increased 1% primarily due to a 1% increase in revenue per day. EBITDA improved primarily due to operating and fleet cost savings and higher pricing, as well as improved one-way rental volumes. EBITDA in first quarter 2009 included $1 million of restructuring costs.

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Other Items

•

Corporate Financing - During the quarter the Company amended its existing credit facility, extending the maturity of approximately $1 billion of revolving commitments by two years, to 2013, extending the maturity of $273 million of outstanding term loan by two years, to 2014, and revising the financial and non-financial covenants in the facility to provide significantly greater flexibility to the Company. In conjunction with this transaction, the Company completed an offering of $450 million of 9 5/8% senior notes due 2018. The proceeds of the offering were used to repay approximately $450 million of outstanding term loan borrowings which carried an interest rate of 9.2%, including interest hedges.

•

Vehicle Financing - During the quarter the Company’s Domestic Car Rental financing subsidiary completed an offering of approximately $580 million of asset-backed bonds, and the Company’s Budget Truck Rental subsidiary completed an offering of approximately $200 million of asset-backed bonds. Both transactions represented favorable new developments in the ABS market, were well-received by investors and provide attractive intermediate-term fleet financing for the Company.

•

Dollar Thrifty - Avis Budget Group announced this morning that it has sent a letter to the Board of Directors of Dollar Thrifty Automotive Group, Inc. regarding Dollar Thrifty’s agreement to be acquired by Hertz Global Holdings, Inc. In the letter, Avis Budget noted that Dollar Thrifty failed to engage in discussions with Avis Budget, despite the fact that on several occasions we have expressed interest in entering into a transaction with Dollar Thrifty. Avis Budget has also requested access to legal, financial and business due diligence information relating to Dollar Thrifty, including access to management, so that we can formulate and submit a substantially higher offer.

Outlook

The Company continues to expect year-over-year volume trends to improve over the course of the year, and year-over-year pricing comparisons to become more challenging.

The Company expects to keep the size of its rental fleet in line with rental demand, and for the full year, estimates its domestic fleet depreciation costs will decline 6-8% on a per-unit basis. The Company is continuing its efforts to reduce costs and enhance productivity and expects that its cost-saving initiatives will provide an incremental $40-60 million of savings in 2010 compared to 2009, bringing the total annual savings from the Company’s actions to $455-$475 million in 2010.

Investor Conference Call

Avis Budget Group will host a conference call to discuss first quarter results on Tuesday, May 4, 2010, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (201) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on May 4, 2010 until 8:00 p.m. (ET) on May 16 at (203) 369-1409, access code: “Avis Budget.”

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About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading vehicle rental company in each of North America, Australia, New Zealand and certain other regions. Avis Budget Group is headquartered in Parsippany, N.J. and has over 22,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to future results, future fleet costs, refinancing plans and cost-saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected costs for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, lower-than-anticipated airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings, risks relating to a possible transaction involving Dollar Thrifty Automotive Group, Inc., and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31,

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2009, included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

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Tables Follow

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Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended March 31,
	2010	2009	% Change
Income Statement Items
Net revenues	$1,153	$1,194	(3)%
Loss before income taxes	(66)	(70)	*
Net loss	(38)	(49)	*
Earnings per share (basic and diluted)	(0.37)	(0.48)	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,153	$1,194	(3)%
Loss before income taxes	(25)	(63)	*
Net loss	(13)	(45)	*
Earnings per share (basic and diluted)	(0.13)	(0.44)	*

	As of
	March 31, 2010	December 31, 2009
Balance Sheet Items
Cash and cash equivalents	$470	$482
Vehicles, net	6,340	5,967
Debt under vehicle programs	4,635	4,374
Corporate debt	2,126	2,131
Stockholders’ equity	226	222

Segment Results
	Three Months Ended March 31,
	2010	2009	% Change
Net Revenues
Domestic Car Rental	$880	$960	(8)%
International Car Rental	201	164	23%
Truck Rental	71	70	1%
Corporate and Other	1	—	*

Total Company	$1,153	$1,194	(3)%

EBITDA (B)
Domestic Car Rental	$16	$(11)	*
International Car Rental	29	19	53%
Truck Rental	(4)	(10)	*
Corporate and Other	(3)	(7)	*

Total Company	$38	$(9)	*

Reconciliation of EBITDA to Pretax Loss
Total Company EBITDA	$38	$(9)
Less: Non-vehicle related depreciation and amortization	23	22
Interest expense related to corporate debt, net
Interest expense	41	38
Early extinguishment of debt	40	—
Impairment	—	1

Loss before income taxes	$(66)	$(70)	*

*	Not meaningful.
(A)	During the three months ended March 31, 2010, we recorded unusual items of $41 million, consisting of $40 million ($24 million, net of tax) in expense related to the early extinguishment of corporate debt and $1 million ($1 million, net of tax) in restructuring charges.

During the three months ended March 31, 2009, we recorded unusual items of $7 million, consisting of $6 million ($3 million, net of tax) in restructuring charges and $1 million ($1 million, net of tax) for impairment of an investment.

(B)	See Table 5 for a description of EBITDA. EBITDA includes stock-based compensation expense and deferred financing fee amortization of $14 million in first quarter 2010 and $13 million in first quarter 2009.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended March 31,
	2010	2009
Revenues
Vehicle rental	$866	$919
Other	287	275

Net revenues	1,153	1,194

Expenses
Operating	612	640
Vehicle depreciation and lease charges, net	297	355
Selling, general and administrative	131	133
Vehicle interest, net	74	69
Non-vehicle related depreciation and amortization	23	22
Interest expense related to corporate debt, net
Interest expense	41	38
Early extinguishment of debt	40	—
Restructuring charges	1	6
Impairment	—	1

Total expenses	1,219	1,264

Loss before income taxes	(66)	(70)
Benefit from income taxes	(28)	(21)

Net loss	$(38)	$(49)

Earnings (loss) per share
Basic and Diluted	$(0.37)	$(0.48)

Weighted average shares outstanding
Basic and Diluted	102.6	101.8

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended March 31,
	2010	2009	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	16,078	18,459	(13)%
Time and Mileage Revenue per Day	$41.82	$40.69	3%
Average Rental Fleet	248,919	279,939	(11)%

International Car Rental Segment

Rental Days (000’s)	2,924	3,235	(10)%
Time and Mileage Revenue per Day (A)	$47.31	$34.87	36%
Average Rental Fleet	47,408	51,836	(9)%

Total Car Rental

Rental Days (000’s)	19,002	21,694	(12)%
Time and Mileage Revenue per Day	$42.67	$39.82	7%
Average Rental Fleet	296,327	331,775	(11)%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	780	785	(1)%
Time and Mileage Revenue per Day	$70.73	$69.84	1%
Average Rental Fleet	27,368	29,517	(7)%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the change in time and mileage per day, 28 percentage points are due to movements in foreign-exchange rates, with time and mileage revenue per day increasing by 8 percentage points excluding foreign-exchange effects.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Three Months Ended March 31, 2010
Operating Activities
Net cash used in operating activities exclusive of vehicle programs	$(10)
Net cash provided by operating activities of vehicle programs	290

Net cash provided by operating activities	280

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(2)
Net cash used in investing activities of vehicle programs	(493)

Net cash used in investing activities	(495)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(37)
Net cash provided by financing activities of vehicle programs	237

Net cash provided by financing activities	200

Effect of changes in exchange rates on cash and cash equivalents	3

Net decrease in cash and cash equivalents	(12)
Cash and cash equivalents, beginning of period	482

Cash and cash equivalents, end of period	$470

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Three Months Ended March 31, 2010
Pretax loss	$(66)
Addback of non-cash, non-vehicle related depreciation and amortization	23
Addback of early extinguishment of debt	40
Working capital and other	50
Capital expenditures	(7)
Tax payments, net of refunds	(7)
Vehicle programs and (gain) loss on vehicle sales (B)	26

Free Cash Flow	59

Early extinguishment of debt (C)	(36)
Borrowings, net	(10)
Financing costs, foreign exchange effects and other	(25)

Net decrease in cash and cash equivalents (per above)	$(12)

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Primarily reflects vehicle-backed borrowings (repayments) that are incremental to vehicle-backed borrowings (repayments) required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)	Represents cash paid for the termination of interest rate swaps in connection with the early extinguishment of a portion of our floating rate term loan.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Three Months Ended March 31, 2010
Free Cash Flow (per above)	$59
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	493
Financing activities of vehicle programs	(237)
Capital expenditures	7
Proceeds received on asset sales	(6)
Early extinguishment of debt	(36)

Net Cash Provided by Operating Activities (per above)	$280

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP, and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to loss before income taxes can be found on Table 1, Summary Data Sheet, and a reconciliation of loss before income taxes to net loss can be found on Table 2, Consolidated Condensed Statements of Operations.

Unusual items

The accompanying press release presents EBITDA and loss before income taxes for the three months ended March 31, 2010, excluding unusual items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding unusual items. For the three months ended March 31, 2010, unusual items consisted of (i) $40 million for the early extinguishment of corporate debt and (ii) $1 million for restructuring expenses. Reconciliations of EBITDA and net loss, excluding unusual items to net loss are presented below.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expenses and debt-extinguishment costs as such items are not representative of the results of operations of our business for the three months ended March 31, 2010.

Reconciliation of EBITDA, excluding unusual items to net loss:

Three Months Ended March 31, 2010
EBITDA, excluding unusual items	$39
Less: Non-vehicle related depreciation and amortization	23
Interest expense related to corporate debt, net (excluding debt-extinguishment costs)	41

Loss before income taxes, excluding unusual items	(25)

Less unusual items:
Early extinguishment of debt	40
Restructuring charges	1

Loss before income taxes	(66)
Benefit from income taxes	(28)

Net loss	$(38)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(13)
Less unusual items, net of tax:
Early extinguishment of debt	24
Restructuring charges	1

Net loss	$(38)

Earnings per share, excluding unusual items (diluted)	$(0.13)

Earnings per share (diluted)	$(0.37)

Shares used in non-GAAP per share calculations (diluted)	102.6

The accompanying press release presents EBITDA and income before income taxes for the three months ended March 31, 2009 excluding unusual items. Table 1 presents income (loss) before income taxes, income from continuing operations and earnings per share, excluding unusual items.

For the three months ended March 31, 2009, we recorded $7 million in unusual items which consisted of (i) $6 million of restructuring expenses and (ii) a $1 million impairment charge related to an investment.

Reconciliation of EBITDA, excluding unusual items to net loss:

Three Months Ended March 31, 2009
EBITDA, excluding unusual items	$(3)
Less: Non-vehicle related depreciation and amortization	22
Interest expense related to corporate debt, net	38

Loss before income taxes, excluding unusual items	(63)

Less unusual items:
Restructuring charges	6
Impairment	1

Loss before income taxes	(70)
Benefit from income taxes	(21)

Net loss	$(49)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(45)
Less unusual items, net of tax:
Restructuring charges	3
Impairment	1

Net loss	$(49)

Earnings per share, excluding unusual items (diluted)	$(0.44)

Earnings per share (diluted)	$(0.48)

Shares used in non-GAAP per share calculations-diluted	101.8

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs. We believe that Free Cash Flow is useful to management and the investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.